Exhibit 99.1

Archer Raises $850M Following White House Executive Order To Accelerate
U.S. eVTOL Rollout, Cementing Its Industry-Leading Liquidity Position Of
Approximately $2B

Archer’s Midnight aircraft at its facility in California

SANTA CLARA, CA, June 12, 2025—Today Archer Aviation Inc. (NYSE: ACHR) raised an additional $850M following the White House’s announcement last week of an Executive Order by President Trump to implement an eVTOL Integration Pilot Program in the United States. This program is focused on accelerating the deployment of eVTOL aircraft in the U.S.

Archer intends to closely coordinate with the White House, Department of Transportation and the Federal Aviation Administration on how this can integrate into Archer’s plans to ramp its operations in the U.S. ahead of the LA 28 Olympic Games at which Archer will serve as the Official Air Taxi Provider of the Olympic Games and Team USA. Archer believes cross-industry collaboration will be the key to the success of the eVTOL Integration Pilot Program and the U.S. achieving its goal of “dominance” within this new category of aircraft.

Next week, Archer will be at the Paris Air Show showcasing its Midnight aircraft and hosting delegations from more than 20 countries, including leadership from partner organizations in the UAE, Archer’s first target “Launch Edition” market. Archer CEO and founder Adam Goldstein is set to meet with the United States Secretary of Transportation, Sean P. Duffy, and acting FAA administrator, Chris Rocheleau, while at the show.

Adam Goldstein, CEO and founder of Archer, said: “This Executive Order is a seminal moment for Archer and the eVTOL industry. We now have the strongest balance sheet in the sector and the resources we need to execute both here in the U.S. and abroad. Archer’s future couldn’t be any brighter.”

This new capital bolsters Archer’s already strong balance sheet and cements the Company’s position of leading the industry with a pro forma liquidity position of approximately $2B1. With this fortress balance sheet, Archer is strategically positioned to execute across its engineering, certification and commercialization efforts, both in the United States and abroad.

The financing provided for the purchase and sale of 85,000,000 shares of Archer’s Class A common stock at a price of $10.00 per share in a registered direct offering. The net proceeds from the offering announced today will be used for general corporate purposes, with a focus on the build out of Archer’s commercial capabilities, including infrastructure to support Archer’s recently announced initiatives, both in the U.S. and Archer’s “Launch Edition” markets, and the development of an AI-based aviation software platform. The shares of Class A common stock were offered pursuant to an automatic shelf registration statement on Form S-3ASR (File No. 333-284812) filed with the United States Securities and Exchange Commission (“SEC”) on February 11, 2025, which became automatically effective upon filing. Moelis & Company LLC is acting as the exclusive placement agent in connection with this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Archer, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A prospectus supplement relating to the shares of Class A common stock will be filed by Archer with the SEC.

About Archer

Archer is designing and developing the key enabling technologies and aircraft necessary to power the future of aviation. To learn more, visit www.archer.com.

1Industry comparison is based on publicly available information as of June 12, 2025. Archer’s pro forma liquidity position consists of: (i) its cash and cash equivalents on its balance sheet as of March 31, 2025; (ii) the additional gross proceeds it expects to receive at closing from today’s financing; and (iii) the remaining amount available under its current at-the-market program. This estimate does not include up to ~$400M of additional capital from Stellantis to help scale Archer’s manufacturing of its Midnight aircraft, which remains subject to entering into further definitive agreement(s) relating thereto.

Forward-Looking Statements

This press release contains forward-looking statements regarding Archer’s future business plans and expectations, including the satisfaction of customary closing conditions related to the offering, Archer’s expected use of proceeds, success of its certification and commercialization efforts in the U.S. and abroad, the effects of the executive order described above, and implementation of the eVTOL Integration Pilot Program. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. The risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and Form 8-K filed on June 13, 2025, which are or will be available on our investor relations website at investors.archer.com and on the SEC website at www.sec.gov. In addition, please note that any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of the date of this press release. We undertake no obligation to update these statements as a result of new information or future events.

Archer Media Contacts

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Source: Archer Aviation

Text: ArcherIR